Exhibit 99.1

For Release:	IMMEDIATELY

Contact:	Francis E. O’Donnell, Jr., M.D	Leonardo Zangani
	President and CEO	L.G. Zangani, LLC
	973-972-0015	908-788-9660

NEWS RELEASE

BDSI Elevates Sirgo and Finn to New Positions

NEWARK, NJ, September 14, 2004 – BioDelivery Sciences International, Inc. (NASDAQ: BDSI, BDSIW) announced today that it has elevated Mark A. Sirgo, PharmD. and Andrew L. Finn, PharmD. to the newly created positions of Executive Vice President, Corporate and Commercial Development and Chief Operating Officer and Executive Vice President, Clinical Development and Regulatory Affairs, respectively.

Messrs. Sirgo and Finn joined BDSI on August 24, 2004 following the BDSI’s acquisition of Arius Pharmaceuticals, Inc. They previously held the BDSI titles of Senior Vice President of Commercialization and Corporate Development and Senior Vice President of Product Development, respectively.

As Executive Vice President, Corporate and Commercial Development and Chief Operating Officer, Dr. Sirgo is responsible for the overall corporate and commercial development of BDSI’s products and the day-to-day operations of BDSI. All divisions of BDSI will report to him. As Executive Vice President, Clinical Development and Regulatory Affairs, Dr. Finn is responsible for the clinical development and regulatory oversight of BDSI and its products. Dr Sirgo will continue to report directly to Dr. Frank O’Donnell, the Chairman, President and Chief Executive Officer of BDSI. Dr. Raphael J. Mannino will remain in the position of Executive Vice President and Chief Scientific Officer of BDSI.

Dr. O’Donnell stated, “We anticipated that our acquisition of Arius Pharmaceuticals would augment our pipeline of drug delivery technologies, give us access to the more capital-efficient 505(b)(2) regulatory pathway and provide visibility to our first commercial product. The acquisition has also expanded BDSI’s human capital with the addition of two very experienced and well-respected senior managers. Management and the board have been very impressed with the immediate contributions of Drs. Sirgo and Finn and we believe that their appointments to these positions are well deserved and positively demonstrate the continuing progression and development of BDSI as a specialty biopharmaceutical company exploiting its own licensed and patented delivery technologies to commercialize clinically-significant new formulations of proven therapeutics.”

Separately, BDSI announced the resignation of James R. Butler from the board of directors of BDSI. Mr. Butler’s resignation was effective as of September 13, 2004. The company announced that the reason for the resignation arose only from Mr. Butler’s participation on the board of another company (one not related to BDSI) and a potential product conflict between the two companies due to BDSI’s recent acquisition of Arius. BDSI’s board has named L.M. Stephenson, presently a director and a member of the board’s Nominating and Corporate Governance Committee, to replace Mr. Butler on BDSI’s Audit Committee.

Dr. O’Donnell stated, “We are sorry to lose Jim Butler’s presence on our board but understand the reasoning due to the potential conflict.”

Additionally, BDSI announced that it has received the $2,500,000 cash payment from Accentia, Inc. pursuant to the previously announced Asset Purchase Agreement between BDSI and Accentia. Dr. O’Donnell commented,

“We are pleased to further our strategic relationship with Accentia as a worldwide partner on our Ampho B product. Additionally, the cash received in the transaction will continue to allow us to implement our operational and strategic plans for BDSI over the near term.”

BioDelivery Sciences International, Inc. is a biotechnology company that is developing and seeking to commercialize patented and licensed delivery technologies for pharmaceuticals, vaccines, over-the-counter drugs, nutraceuticals and micronutrients. The company’s technologies include: (i) the patented Bioral(TM) nanocochleate technology, designed for a potentially broad base of applications, and (ii) the patented BEMA(TM) (buccal or mouth) drug delivery technology being developed by the company’s Arius Pharmaceuticals subsidiary with a focus on “acute” treatment opportunities for surgical and oncology patients.

Note: Except for the historical information contained herein, this press release contains, among other things, certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Such statement may include, without limitation, statements with respect to the Company’s plans, objectives, expectations and intentions and other statements identified by words such as “may”, “could”, “would”, “should”, “believes”, “expects”, “anticipates”, “estimates”, “intends”, “plans” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control).

L.G. Zangani, LLC provides financial public relations service to the Company. As such L.G. Zangani, LLC and/or its officers, agents and employees, receives remuneration for public relations and or other services in the form of monies, capital stock in the Company, warrants or options to purchase capital in the Company.